Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports First Quarter Results

DALLAS – April 28, 2010 – Trinity Industries, Inc. (NYSE:TRN) today reported net income attributable to Trinity Industries’ stockholders of $2.0 million, or $0.02 per common diluted share for the first quarter ended March 31, 2010. Included in the results for the first quarter of 2010 were pretax transaction expenses related to the acquisition of Quixote Corporation that totaled $4.3 million, or $0.04 per common diluted share. Net income for the same quarter of 2009 was $33.9 million, or $0.43 per common diluted share.

Revenues for the first quarter of 2010 were $454.0 million compared with revenues of $793.5 million for the same quarter of 2009.

As of January 1, 2010, TRIP Holdings and its subsidiary (“TRIP”) are included in the Company’s consolidated financial statements due to the adoption of a new accounting pronouncement. TRIP is a railcar leasing company formed in 2007 that owns 14,710 railcars. Trinity Industries Leasing Company (“TILC”) owns 28.2% of the equity in TRIP and is the manager of the portfolio. The assets and liabilities of TRIP are included in the Company’s balance sheet beginning with the first quarter of 2010. Revenues and operating profit of TRIP are included in the Company’s financial statements beginning with the first quarter of 2010 and are included in the Leasing Group’s results.

“We were encouraged during the first quarter by the orders we received in our rail, barge, and structural wind towers businesses that increased their backlogs since year-end, as well as the continued improvement in the utilization of our railcar lease fleet,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “We were pleased during the first quarter to complete the acquisition of Quixote Corporation and the integration is going very smoothly. We maintained strong liquidity during the first quarter, with $522.8 million in unrestricted cash and short-term marketable securities which contributed to a total liquidity of $1.2 billion at March 31, 2010.”

In the first quarter of 2010, the Rail Group had revenues of $73.6 million with an operating loss of $7.9 million. This compares to revenues of $283.9 million and an operating loss of $5.8 million in the first quarter of 2009. TrinityRail® shipped approximately 500 railcars and received orders for approximately 1,150 railcars during the first quarter. As of March 31, 2010, TrinityRail’s order backlog totaled approximately $250 million, representing approximately 2,980 railcars as compared to a backlog of approximately $195 million, representing approximately 2,320 railcars at December 31, 2009.

During the first quarter of 2010, the Railcar Leasing and Management Services Group reported revenues of $121.2 million, including revenues from TRIP of $29.2 million, and operating profit of $48.2 million, including operating profit from TRIP of $17.1 million. TILC had approximately 50,350 railcars in its fleet as of March 31, 2010. This compares to TILC’s fleet of approximately 50,090 railcars as of December 31, 2009 and approximately 47,650 railcars as of March 31, 2009. TILC’s lease fleet utilization rose to 98.3% as of March 31, 2010, compared to 97.8% as of December 31, 2009 and 98.4% as of March 31, 2009. TRIP’s lease fleet utilization was 99.3% at March 31, 2010.

Revenues for the Inland Barge Group were $97.4 million in the first quarter of 2010, as compared to $157.0 million in the first quarter of 2009. Operating profit for the Inland Barge Group in the first quarter of 2010 was $17.8 million, as compared to $38.9 million in the same quarter of 2009. The Inland Barge Group received orders worth approximately $140 million during the first quarter of 2010 and had a backlog of approximately $360 million as of March 31, 2010 as compared to a backlog of approximately $319 million at December 31, 2009.

The Energy Equipment Group recorded revenues of $90.1 million in the first quarter of 2010, as compared to $128.5 million in the same quarter of 2009. The Group produced operating profit of $10.4 million in the first quarter of 2010, as compared to $18.3 million in the same quarter of 2009. The order backlog for structural wind towers as of March 31, 2010 totaled approximately $1.1 billion, compared to $1.1 billion at December 31, 2009.

Revenues in the Construction Products Group totaled $118.4 million in the first quarter of 2010, as compared to $123.5 million in the same quarter of 2009. These businesses recorded an operating profit of $2.7 million in the first quarter of 2010, compared to a loss of $1.7 million in the first quarter of 2009.

Earnings Outlook
The Company anticipates earnings per common diluted share of between $0.15 and 0.20 for the second quarter of 2010. For the full year 2010, the Company anticipates earnings per common diluted share of between $0.45 and $0.65.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on April 29, 2010 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-1117 until 11:59 p.m. Eastern on May 6, 2010.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues	$454.0	$793.5
Operating costs:
Cost of revenues	353.6	658.7
Selling, engineering, and administrative expenses	48.4	48.9

	402.0	707.6

Operating profit	52.0	85.9
Interest expense, net (includes TRIP Holdings of $11.8 in 2010)	45.3	28.7
Other (income) expense	1.8	2.0

Income from continuing operations before income taxes	4.9	55.2
Provision for income taxes	0.6	21.2

Income from continuing operations	4.3	34.0
Discontinued operations:
Gain (loss) from discontinued operations, net of benefit for income taxes of $ — and $ —	(0.0)	(0.1)

Net income	4.3	33.9
Net income attributable to noncontrolling interest	2.3	—

Net income attributable to controlling interest	$2.0	$33.9

Net income attributable to controlling interest per common share:
Basic:
Continuing operations	$0.02	$0.43
Discontinued operations	—	—

	$0.02	$0.43

Diluted:
Continuing operations	$0.02	$0.43
Discontinued operations	—	—

	$0.02	$0.43

Weighted average number of shares outstanding:
Basic	76.6	76.6
Diluted	76.6	76.6

On January 1, 2010, Trinity adopted the provisions of a new accounting standard requiring the inclusion of the consolidated financial statements of TRIP Rail Holdings LLC (“TRIP Holdings”) and subsidiary in the consolidated financial statements of Trinity Industries, Inc. as of January 1, 2010. See Trinity Industries March 31, 2010 Form 10Q for additional information.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2010	2009
Rail Group	$73.6	$283.9
Construction Products Group	118.4	123.5
Inland Barge Group	97.4	157.0
Energy Equipment Group	90.1	128.5
Railcar Leasing and Management Services Group (includes TRIP Holdings of $29.2 in 2010)	121.2	222.4
All Other	9.7	14.4
Eliminations – lease subsidiary	(38.0)	(116.5)
Eliminations – other	(18.4)	(19.7)

Consolidated Total	$454.0	$793.5

Operating profit (loss):	Three Months Ended March 31,
	2010	2009
Rail Group	$(7.9)	$(5.8)
Construction Products Group	2.7	(1.7)
Inland Barge Group	17.8	38.9
Energy Equipment Group	10.4	18.3
Railcar Leasing and Management Services Group (includes TRIP Holdings of $17.1 in 2010)	48.2	52.7
All Other	(2.6)	1.0
Corporate	(12.5)	(7.6)
Eliminations – lease subsidiary	(3.6)	(8.9)
Eliminations – other	(0.5)	(1.0)

Consolidated Total	$52.0	$85.9

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31,	December 31,
	2010	2009
Cash and cash equivalents	$257.7	$611.8
Short-term marketable securities	265.1	70.0
Receivables, net of allowance	195.5	159.8
Income tax receivable	11.4	11.2
Inventories	283.3	231.5
Net property, plant, and equipment (including TRIP Holdings of $1,017.1 in 2010)	4,070.0	3,038.2
Goodwill	203.1	180.8
Restricted cash (including TRIP	182.3	138.6
Holdings of $45.9 in 2010)
Other assets	175.2	214.5

	$5,643.6	$4,656.4

Accounts payable	$92.6	$76.8
Accrued liabilities	408.8	374.5
Debt, net of unamortized discount of $119.0 and $121.6 (including TRIP Holdings of $1,041.2 in 2010)	2,870.7	1,845.1
Deferred income	35.2	77.7
Deferred income taxes	330.4	397.9
Other liabilities	79.9	78.1
Stockholders’ equity (including noncontrolling interest related to TRIP Holdings of $129.9 in 2010)	1,826.0	1,806.3

	$5,643.6	$4,656.4

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31,	December 31,
	2010	2009
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,178.8	$1,165.3
Accumulated depreciation	(658.2)	(648.2)

	520.6	517.1

Leasing:
Wholly owned subsidiaries:
Machinery and other	38.1	38.1
Equipment on lease	3,130.1	3,098.9
Accumulated depreciation	(307.4)	(286.9)

	2,860.8	2,850.1

TRIP Holdings:
Equipment on lease	1,282.6	—
Accumulated depreciation	(64.3)	—

	1,218.3	—

Deferred profit on railcars sold to the Leasing Group:
Sold to wholly owned subsidiaries	(328.5)	(329.0)
Sold to TRIP Holdings	(201.2)	—

	(529.7)	(329.0)

	$4,070.0	$3,038.2

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31,	December 31,
	2010	2009
Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(119.0)	(121.6)

	331.0	328.4
Senior notes	201.5	201.5
Other	2.6	2.7

	535.1	532.6
Leasing:
Wholly owned subsidiaries:
Recourse:
Capital lease obligations	53.0	53.6
Term loan	59.2	59.8

	112.2	113.4

Non-recourse:
Secured railcar equipment notes	533.1	542.3
Warehouse facility	140.0	141.4
Promissory notes	509.1	515.4

	1,182.2	1,199.1

TRIP Holdings — Non-recourse:
Warehouse facility	1,041.2	—

	$2,870.7	$1,845.1

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31,	December 31, 2009
	2010
Debt Summary
Total Recourse Debt	$647.3	$646.0
Total Non-Recourse Debt	2,223.4	1,199.1

	$2,870.7	$1,845.1

Total Corporate/Manufacturing Debt*	$654.1	$654.2

Total Leasing Debt
Wholly owned subsidiaries	$1,294.4	$1,312.5
TRIP Holdings	$1,041.2	$—

	$2,335.6	$1,312.5

Equipment on Lease**
Wholly owned subsidiaries	$2,860.8	$2,850.1
TRIP Holdings	$1,218.3	$—

	$4,079.1	$2,850.1

Total Leasing Debt/Equipment on Lease
Wholly owned subsidiaries	45.2%	46.1%
TRIP Holdings	85.5%	—
*excludes unamortized discount on convertible debt **excludes net deferred profit on railcars sold to the Leasing Group

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2010	2009
Income from continuing operations	$4.3	$34.0
Add:
Interest expense	45.7	29.0
Provision for income taxes	0.6	21.2
Depreciation and amortization expense	48.1	40.3

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$98.7	$124.5

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